Exhibit 99.1
Contact:  L-3
   Corporate Communications
212-697-1111
         For Immediate Release

L-3 Communications to Change Name to L3 Technologies, Inc.

New Name Reflects Company’s Breadth of Technologies, Global Reach and Scale

NEW YORK, December 6, 2016 – L-3 Communications (NYSE:LLL) announced today that it will change its name to L3 Technologies, Inc., effective December 31, 2016. The new name capitalizes on L-3’s strong brand equity, while better reflecting the Company’s evolution into a leading global provider of a broad range of technology solutions. As part of its name change, L-3 will update its corporate logo and change its email and website to L3T.com on January 3, 2017. The Company’s New York Stock Exchange ticker symbol will remain the same.

Commenting on the announcement, Michael T. Strianese, L-3’s Chairman and Chief Executive Officer, said, “Over the last 20 years, L-3 has established a strong reputation for performance, entrepreneurial spirit and delivering value. We have grown our portfolio of market-leading technologies and expanded our global reach while maintaining the agility, engineering expertise and integrity that support our customers’ success. As L3 Technologies, we will deliver the same level of service and excellence that our customers have come to expect from us as we position the Company for continued growth and value creation for our shareholders.”

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military, homeland security and commercial platforms. L-3 is also a prime contractor in aerospace systems, security and detection systems and pilot training. The company reported 2015 sales of $10.5 billion.

To learn more about L-3, please visit the Company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material Company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

 Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the Company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update these forward-looking statements.

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